Exhibit 99.1

Grocery Outlet Holding Corp. Announces Second Quarter Fiscal 2026 Financial Results
Emeryville, CA – August 12, 2026 – Grocery Outlet Holding Corp. (NASDAQ: GO) ("Grocery Outlet," the "Company," "we" or "our") today announced financial results for the second quarter of fiscal 2026 ended July 4, 2026.
Highlights for Second Quarter Fiscal 2026 as compared to the Prior Year Period:
•Net sales increased by 1.1% to $1.19 billion.
•Comparable store sales declined by 0.3%.
•Gross margin was 30.2% compared to 30.6% last year.
•Operating income was $15.8 million, which included $5.4 million in net restructuring charges.
•Net income was $5.6 million, or $0.06 per diluted share, compared to $5.0 million, or $0.05 per diluted share last year. Adjusted net income(1) was $20.3 million, or $0.20 diluted adjusted earnings per share(1), compared to $22.8 million, or $0.23 diluted adjusted earnings per share(1) last year.
•Adjusted EBITDA(1) was $65.7 million, representing 5.5% of net sales.
Highlights for the 26 Weeks Ended July 4, 2026 as compared to the Prior Year Period:
•Net sales increased by 2.3% to $2.36 billion.
•Comparable store sales declined by 0.6%.
•Gross margin was 29.9% compared to 30.5% last year.
•Operating loss was $162.2 million, which included $158.0 million in non-cash goodwill impairment and $23.6 million in net restructuring charges.
•Net loss was $174.7 million, or $(1.77) per diluted share, compared to net loss of $18.4 million, or $(0.19) per diluted share last year. Adjusted net income(1) was $24.9 million, or $0.25 diluted adjusted earnings per share(1), compared to $35.8 million, or $0.36 diluted adjusted earnings per share(1) last year.
•Adjusted EBITDA(1) was $108.8 million, representing 4.6% of net sales.
“We delivered second-quarter results ahead of our outlook, as efforts to strengthen our opportunistic offering and value perception gained traction,” said Jason Potter, President and CEO of Grocery Outlet. “Comparable-store sales trends improved over the first quarter, driven by sequential improvement in our basket with traffic remaining positive. This progress reinforces our confidence that restoring the core strengths of our business and better supporting our independent operators can build a stronger foundation for sustainable, profitable long-term growth.”
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(1) Adjusted net income, diluted adjusted earnings per share, adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures, which exclude the impact of certain special items. Please note that our non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. See the "Non-GAAP Financial Information" section of this release as well as the respective reconciliations of our non-GAAP financial measures below for additional information about these items.

Second Quarter Fiscal 2026 Financial Summary
Net sales increased 1.1% to $1.19 billion due to new store sales, partially offset by decreased sales from store closures as a result of the Optimization Plan as further discussed below and a 0.3% decrease in comparable store sales. The decrease in comparable store sales was driven by a 2.1% decrease in average transaction size, partially offset by a 1.8% increase in the number of transactions. We opened 10 new stores and closed 12 stores, including 9 stores as a result of Optimization Plan, ending the quarter with 547 stores in 16 states.
Gross profit was relatively unchanged at $360.7 million. Gross margin was 30.2%, a decline of 40 basis points due primarily to the impact of product promotions to drive sales and inventory markdowns and write-offs associated with the store closures under the Optimization Plan, partially offset by improvements in inventory management.
Selling, general and administrative expenses increased slightly to $339.5 million and were relatively flat at 28.5% of net sales.
Operating income was $15.8 million, which included $5.4 million in net restructuring charges related to the Optimization Plan consisting of $14.8 million in cash charges, partially offset by $9.4 million in non-cash credits primarily from the net write-off of right-of-use lease assets and lease liabilities.
26 Weeks Ended July 4, 2026 Financial Summary
Net sales increased 2.3% to $2.36 billion due to new store sales, partially offset by decreased sales from store closures as a result of the Optimization Plan and a 0.6% decrease in comparable store sales. The decrease in comparable store sales was driven by a 2.6% decrease in average transaction size, partially offset by a 2.0% increase in the number of transactions. We opened 17 new stores and closed 40 stores, including 36 stores as a result of the Optimization Plan.
Gross profit increased slightly versus last year to $705.9 million. Gross margin decreased 60 basis points to 29.9% during the first half, driven primarily by the impact of product promotions to drive sales and inventory markdowns and write-offs associated with the store closures under the Optimization Plan, partially offset by improvements in inventory management.
Selling, general and administrative expenses increased by 2.8% versus last year to $686.5 million and increased slightly to 29.1% of net sales.
Operating loss was $162.2 million, which included a $158.0 million non-cash goodwill impairment charge during the first quarter of fiscal 2026 as a result of a decline in market capitalization and $23.6 million in net restructuring charges, which consisted of $17.4 million in cash charges and $6.2 million in net non-cash charges related to the Optimization Plan. The non-cash goodwill impairment charge does not impact future operations.
Cash Flow & Capital Spending:
•Net cash provided by operating activities during the second quarter of fiscal 2026 was $43.2 million compared with $73.6 million for the second quarter last year. The decrease in operating cash flow was driven primarily by lower accrued and other liabilities due primarily to timing, lower operating lease liabilities as a result of the Optimization Plan, and a lower net income in the current quarter, after adjusting for non-cash charges.
•Capital expenditures for the second quarter of fiscal 2026, before tenant improvement allowances, were $43.7 million, a decrease of $21.5 million from the second quarter of fiscal 2025 due to fewer new store openings and prior year investments in new warehouses. Capital expenditures, net of tenant improvement allowances, for the second quarter this year, were $38.7 million compared with $58.3 million for the same period last year.

Optimization Plan:
We initiated a business optimization plan during the first quarter of fiscal 2026, intended to strengthen long-term profitability and cash flow generation, improve operational execution, optimize our existing store footprint and align with our disciplined new store growth strategy (the "Optimization Plan"). The Optimization Plan provides for the closure of 36 financially underperforming stores ("Closure Stores"), including the termination, sublease or assignment of the applicable store leases, the termination, sublease or assignment of a lease for a distribution center facility that we are no longer utilizing (together with the store leases, the "Lease Exits"), and the termination of operator agreements with independent operators ("IOs") for the Closure Stores as well as certain other store locations (the "Operator Agreement Terminations").
During the first half of fiscal 2026, we closed all 36 Closure Stores. We also substantially completed the Operator Agreement Terminations, and we increased the provision for IO notes and IO receivables reserves. In addition, we negotiated lease terminations with the landlords for certain of the Lease Exits and wrote-off the right-of-use assets and lease liabilities associated with these leases. For all other leases associated with the Lease Exits, we incurred costs to prepare the premises for surrender to the landlords and idle property costs, net of proceeds received.
In connection with the Optimization Plan, we estimate we will incur between $15 million and $24 million in net total restructuring charges in fiscal 2026 and fiscal 2027, and we expect these actions to be substantially completed by the first quarter of fiscal 2027.
Outlook:
The Company has revised key guidance figures for fiscal 2026 as shown in the current guidance as follows:

	Previous	Current
New store openings, net(1)	30-33	30 to 33
Net sales	$4.60 - $4.72 billion	$4.70 to $4.72 billion
Comparable store sales increase / decrease	"-2.0% to 0.0%"	"-0.5% to 0.0%"
Gross margin	29.7%-30.0%	29.8%-30.0%
Adjusted EBITDA	$220 million to $235 million	$225 million to $235 million
Diluted adjusted earnings per share	$0.45 to $0.55	$0.51 to $0.55
Capital expenditures (net of tenant improvement allowances)	$170 million	$170 million
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(1) Excludes store closures related to the Optimization Plan.
Conference Call Information:
A conference call to discuss the second quarter fiscal 2026 financial results is scheduled for today, August 12, 2026 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-9208 approximately 15 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://investors.groceryoutlet.com.
A taped replay of the conference call will be available within three hours of the conclusion of the call and can be accessed both online and by dialing (844) 512-2921 and entering access code 13760801. The telephone dial-in replay will be available for approximately two weeks after the call. The webcast replay will be available for approximately one year after the call.

Non-GAAP Financial Information:
In addition to reporting financial results in accordance with accounting principles generally accepted in the United States ("GAAP"), management and the Board of Directors use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, and cash-on-cash return as supplemental key metrics to assess our financial performance, and net leverage as a supplemental metric to assess our liquidity. These non-GAAP financial measures are also frequently used by analysts, investors and other interested parties to evaluate the Company and other companies in our industry. Management believes it is useful to investors and analysts to evaluate these non-GAAP financial measures on the same basis as management uses to evaluate our operating results and liquidity. Management uses these non-GAAP financial performance measures to supplement GAAP financial measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. In addition, we use adjusted EBITDA and adjusted earnings per share to supplement GAAP financial measures of performance to evaluate performance in connection with compensation decisions. Management believes that excluding items from operating income (loss), net income (loss) and earnings (net loss) per diluted share that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude, enhances the comparability of our results and provides additional information for analyzing trends in our business. Management uses net leverage to evaluate our overall liquidity and financial flexibility to pursue operational strategies and to evaluate our capital structure, and our ability to service our long-term debt obligations.
Management defines EBITDA as net income (loss) before net interest expense, income taxes and depreciation and amortization expenses. Adjusted EBITDA represents EBITDA adjusted to exclude share-based compensation expense, asset impairment and gain or loss on disposition, acquisition and integration costs, restructuring and related charges and certain other expenses that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales, expressed as a percentage. Adjusted net income represents net income (loss) adjusted for the previously mentioned adjusted EBITDA adjustments, further adjusted for the amortization of property and equipment purchase accounting asset step-ups and deferred financing costs, tax adjustment to normalize the effective tax rate, and tax effect of total adjustments. Basic adjusted earnings per share is calculated using adjusted net income, as defined above, and basic weighted-average shares outstanding. Diluted adjusted earnings per share is calculated using adjusted net income, as defined above, and diluted weighted-average shares outstanding. Management defines cash-on-cash returns as Four Wall EBITDA divided by total net cash investment. Four Wall EBITDA includes store level costs such as product and distribution costs, commissions, occupancy, marketing and other related costs. A definition of net leverage and a related reconciliation to the most directly comparable GAAP financial measure can be found on the Investor Relations section of our website under "Financial Information—Quarterly Results."
These non-GAAP financial measures may not be comparable to similar measures reported by other companies and have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. We address the limitations of the non-GAAP financial measures through the use of various GAAP measures. In the future we will incur expenses or charges such as those added back to calculate adjusted EBITDA or adjusted net income. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will be unaffected by the adjustments used to derive such non-GAAP measures.

We have not reconciled the non-GAAP adjusted EBITDA and diluted adjusted earnings per share forward-looking guidance included in this release to the most directly comparable GAAP measures because this cannot be done without unreasonable effort due to the variability and low visibility with respect to taxes and non-recurring items, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results. We have also not reconciled the cash-on-cash return forward-looking outlook because such metric includes store-level cash flows and initial capital investment at the individual store level, which are not captured or presented on a GAAP basis. Reconciling this metric to a GAAP measure would require unreasonable efforts and assumptions.
Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, the Optimization Plan and its associated activities, costs and benefits, the restructuring plan adopted in fiscal 2025 (the "Restructuring Plan") and its associated benefits, our ability to drive long-term value and business and market trends may constitute forward-looking statements. Words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "outlook," "plan," "project," "seek," "will," and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed or implied by any forward-looking statements, including the following: failure of suppliers to consistently supply the Company with opportunistic products at attractive pricing; inability to successfully identify trends and maintain a consistent level of opportunistic products or general inventory; failure to maintain or increase comparable store sales; delay or disruption in funding of benefits provided under government-funded assistance programs, such as the Supplemental Nutrition Assistance Program; any significant disruption to our distribution network, the operations, technology and capacity of our distribution centers and our timely receipt of inventory; risks associated with newly opened stores; risks associated with our growth strategy, including opening, relocating or remodeling stores on schedule and on budget, as well as the revised near-term new store growth strategy as reflected in the Restructuring Plan and Optimization Plan; risks associated with our store refresh initiatives, including that such efforts do not lead to improvements in operating results or are more costly to implement than we anticipate; financial and operating impacts associated with our Optimization Plan; risks related to our plan to operate certain newly opened stores as Company-operated stores; inflation, tariffs and other changes affecting the market prices of the products we sell; failure to maintain our reputation and the value of our brand, including protecting our intellectual property; inability to maintain sufficient levels of cash flow from our operations to fund our growth strategy; risks associated with leasing substantial amounts of space; inability to attract, train and retain highly qualified employees or the loss of executive officers or other key personnel; costs and successful implementation of marketing, advertising and promotions; natural or man-made disasters, climate change, power outages, major health epidemics, pandemic outbreaks, terrorist acts, global political events or other serious catastrophic events and the concentration of our business operations; unexpected costs and negative effects if we incur losses not covered by our insurance program; difficulties associated with labor relations and shortages; failure to participate effectively in the growing online retail marketplace; failure to properly integrate or achieve the expected benefits of any acquired businesses; risks associated with economic conditions; risks associated with uncertainty and changes in U.S. trade policies, including tariffs; competition in the retail food industry; movement of consumer trends toward private labels and away from name-brand products; risks associated with deploying our own private label brands; inability to attract and retain qualified independent operators of the Company ("IOs"); failure of the IOs to successfully manage their business; failure of the IOs to repay notes outstanding to the Company; inability of the IOs to avoid excess inventory shrink; any loss or changeover of an IO; legal proceedings initiated against the IOs; legal challenges to the IO/independent contractor business model; failure to maintain positive relationships with the IOs; risks associated with actions the IOs could take that could harm our business; material disruption to information technology systems, including risks associated from our technology initiatives or third-party security breaches or other disruptions; failure to maintain the security of information we hold, including relating to personal information or payment card data; risks associated with products we and our IOs sell; risks associated with laws and regulations generally applicable to retailers; legal or regulatory proceedings; our substantial indebtedness could affect our ability to operate our business, react to changes in the economy or industry or pay debts and meet obligations; restrictive covenants in our debt agreements may restrict our ability to pursue our business strategies, and failure to comply with any of these restrictions could result in acceleration of our debt; risks associated with tax matters; changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters; and the other factors discussed under "Risk Factors" in our most recent annual report on Form 10-K and in other subsequent reports we file with the United States Securities and Exchange Commission (the "SEC"). Our periodic filings are accessible on the SEC's website at www.sec.gov.
Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. Although we believe that the expectations reflected in the forward-looking statements are reasonable, and our expectations based on third-party information and projections are from sources that management believes to be reputable, we cannot guarantee that future results, levels of activity, performance or achievements. These forward-looking statements are made as of the date of this release or as of the date specified herein and we have based these forward-looking statements on current expectations and projections about future events and trends. Except as required by law, we do not undertake any duty to update any of these forward-looking statements after the date of this release or to conform these statements to actual results or revised expectations.
About Grocery Outlet:
Based in Emeryville, California, Grocery Outlet is a growth-oriented extreme value retailer of quality, name-brand consumables and fresh products sold primarily through a network of independently operated stores. Grocery Outlet and its subsidiaries have more than 540 stores in California, Washington, Oregon, Pennsylvania, Tennessee, Nevada, Idaho, Maryland, North Carolina, Ohio, Virginia, Georgia, New Jersey, Alabama, Delaware and Kentucky.
INVESTOR RELATIONS CONTACTS:
Nicolo Cottarelli
(510) 250-4629
ncottarelli@cfgo.com
Ron Clark
(646) 776-0886
ron@ellipsista.com

GROCERY OUTLET HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(unaudited)

	13 Weeks Ended		26 Weeks Ended
	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
Net sales	$1,192,764	$1,179,772	$2,359,116	$2,305,339
Cost of sales	832,046	819,079	1,653,199	1,602,201
Gross profit	360,718	360,693	705,917	703,138
Selling, general and administrative expenses	339,524	336,764	686,546	667,842
Restructuring charges, net	5,428	11,157	23,619	45,032
Goodwill impairment	—	—	158,000	—
Operating income (loss)	15,766	12,772	(162,248)	(9,736)
Interest expense, net	6,572	6,544	12,941	13,064
Income (loss) before income taxes	9,194	6,228	(175,189)	(22,800)
Income tax expense (benefit)	3,568	1,267	(493)	(4,444)
Net income (loss) and comprehensive income (loss)	$5,626	$4,961	$(174,696)	$(18,356)
Basic earnings (net loss) per share	$0.06	$0.05	$(1.77)	$(0.19)
Diluted earnings (net loss) per share	$0.06	$0.05	$(1.77)	$(0.19)
Weighted-average shares outstanding:
Basic	99,014	98,081	98,720	97,801
Diluted	99,773	98,460	98,720	97,801

GROCERY OUTLET HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	July 4, 2026	January 3, 2026
Assets
Current assets:
Cash and cash equivalents	$74,199	$69,602
Independent operator receivables and current portion of independent operator notes, net of allowance	14,101	16,983
Other accounts receivable, net of allowance	2,414	3,685
Merchandise inventories	394,841	381,961
Prepaid expenses and other current assets	28,987	25,409
Total current assets	514,542	497,640
Independent operator notes and receivables, net of allowance	37,231	43,748
Property and equipment, net	773,386	742,961
Operating lease right-of-use assets	1,117,595	1,089,838
Intangible assets, net	71,621	78,375
Goodwill, net	475,835	633,835
Other assets	4,255	4,702
Total assets	$2,994,465	$3,091,099
Liabilities and Stockholders' Equity
Current liabilities:
Trade accounts payable	$219,657	$177,457
Accrued and other current liabilities	36,822	54,277
Accrued compensation	24,386	17,841
Current portion of long-term debt	15,000	15,000
Current lease liabilities	92,201	87,324
Income and other taxes payable	10,404	12,097
Total current liabilities	398,470	363,996
Long-term debt, net	490,602	477,905
Deferred income tax liabilities, net	32,461	33,183
Long-term lease liabilities	1,253,069	1,229,473
Other long-term liabilities	3,270	2,879
Total liabilities	2,177,872	2,107,436
Stockholders' equity:
Common stock	99	98
Series A preferred stock	—	—
Additional paid-in capital	834,673	827,048
Retained earnings (deficit)	(18,179)	156,517
Total stockholders' equity	816,593	983,663
Total liabilities and stockholders' equity	$2,994,465	$3,091,099

GROCERY OUTLET HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	26 Weeks Ended
	July 4, 2026	June 28, 2025
Cash flows from operating activities:
Net loss	$(174,696)	$(18,356)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	50,966	50,832
Amortization of intangible and other assets	12,305	10,399
Amortization of debt issuance costs and debt discounts	455	455
Non-cash rent	(164)	5,021
Impairment of long-lived assets	1,413	10,776
Goodwill impairment	158,000	—
Share-based compensation	7,523	7,418
Provision for independent operator and other accounts receivable reserves	19,480	6,578
Deferred income taxes	(722)	(4,693)
Other	103	1,162
Changes in operating assets and liabilities:
Independent operator and other accounts receivable	(5,322)	(4,561)
Merchandise inventories	(12,880)	(4,073)
Prepaid expenses and other assets	(3,724)	(330)
Income and other taxes payable	(1,693)	(1,403)
Trade accounts payable	41,126	35,782
Accrued and other liabilities	(3,796)	20,484
Accrued compensation	6,545	6,068
Operating lease liabilities	789	11,004
Net cash provided by operating activities	95,708	132,563
Cash flows from investing activities:
Advances to independent operators	(5,142)	(7,548)
Repayments of advances from independent operators	1,656	1,862
Purchases of property and equipment	(94,507)	(119,669)
Proceeds from sales of assets	885	—
Investments in intangible assets and licenses	(5,969)	(10,801)
Net cash used in investing activities	(103,077)	(136,156)
Cash flows from financing activities:
Proceeds from exercise of stock options	103	395
Proceeds from revolving credit facility	20,000	20,000
Principal payments on revolving credit facility	—	(20,000)
Principal payments on senior term loan due 2028	(7,500)	(3,750)
Principal payments on finance leases	(637)	(690)
Net cash provided by (used in) financing activities	11,966	(4,045)
Net increase (decrease) in cash and cash equivalents	4,597	(7,638)
Cash and cash equivalents at beginning of period	69,602	62,828
Cash and cash equivalents at end of period	$74,199	$55,190

GROCERY OUTLET HOLDING CORP.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	13 Weeks Ended		26 Weeks Ended
	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
Net income (loss)	$5,626	$4,961	$(174,696)	$(18,356)
Interest expense, net	6,572	6,544	12,941	13,064
Income tax expense (benefit)	3,568	1,267	(493)	(4,444)
Depreciation and amortization expenses	32,115	31,334	63,271	61,231
EBITDA	47,881	44,106	(98,977)	51,495
Share-based compensation expense	3,768	1,960	7,523	7,418
Asset impairment and gain or loss on disposition (1)	601	3,834	1,904	3,969
Acquisition and integration costs (2)	—	148	—	487
Restructuring and related charges (4)	5,912	11,157	25,826	45,032
Goodwill impairment	—	—	158,000	—
Other (5)	7,494	6,542	14,496	11,231
Adjusted EBITDA	$65,656	$67,747	$108,772	$119,632

GROCERY OUTLET HOLDING CORP.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME
(in thousands, except per share data)
(unaudited)

	13 Weeks Ended		26 Weeks Ended
	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
Net income (loss)	$5,626	$4,961	$(174,696)	$(18,356)
Share-based compensation expense	3,768	1,960	7,523	7,418
Asset impairment and gain or loss on disposition (1)	601	3,834	1,904	3,969
Acquisition and integration costs (2)	—	148	—	487
Amortization of purchase accounting assets and deferred financing costs (3)	1,269	1,269	2,537	2,537
Restructuring and related charges (4)	5,912	11,157	25,826	45,032
Goodwill impairment	—	—	158,000	—
Other (5)	7,494	6,542	14,496	11,231
Tax adjustment to normalize effective tax rate (6)	687	222	3,206	3,385
Tax effect of total adjustments (7)	(5,062)	(7,327)	(13,892)	(19,930)
Adjusted net income	$20,295	$22,766	$24,904	$35,773

GAAP earnings (net loss) per share:
Basic	$0.06	$0.05	$(1.77)	$(0.19)
Diluted	$0.06	$0.05	$(1.77)	$(0.19)
Adjusted earnings per share:
Basic	$0.20	$0.23	$0.25	$0.37
Diluted	$0.20	$0.23	$0.25	$0.36
Weighted-average shares outstanding:
Basic	99,014	98,081	98,720	97,801
Diluted (8)	99,773	98,460	98,720	97,801
Non-GAAP weighted-average shares outstanding:
Basic	99,014	98,081	98,720	97,801
Diluted (9)	99,773	98,460	99,459	98,344

__________________________
(1)Represents non-restructuring asset impairment charges and gains or losses on dispositions of assets.
(2)Represents costs related to the acquisition and integration of United Grocery Outlet, including due diligence, legal, consulting and retention bonus expenses.
(3)Represents the incremental amortization of an asset step-up resulting from purchase price accounting related to our acquisition in 2014 by an investment fund affiliated with Hellman & Friedman LLC, our former affiliate, as well as the amortization of debt issuance costs.
(4)In the second quarter and first half of fiscal 2026, represents net charges associated with the Optimization Plan, including bad debt expense, costs associated with the Lease Exits, costs related to Operator Agreement Terminations, write-offs of merchandise inventory, and other restructuring charges, partially offset by the net write-off of right-of-use lease assets and lease liabilities. In the second quarter and first half of fiscal 2025, represents charges associated with the Restructuring Plan, including lease termination costs, non-cash impairment and disposal of long-lived assets, employee severance and benefit costs, and legal, professional and other related expenses. All such costs are reflected in Restructuring charges, net on the condensed consolidated statements of operations and comprehensive income (loss), except for write-offs of merchandise inventory, which are included in Cost of sales.
(5)Represents other non-recurring, non-cash or non-operational items, including strategic project costs, certain personnel-related hiring and termination costs, legal settlements and other legal expenses, system implementation costs, costs related to employer payroll taxes associated with equity awards, store closing costs and miscellaneous costs.
(6)Represents adjustments to normalize the effective tax rate for the impact of unusual or infrequent tax items that we do not consider in our evaluation of ongoing performance, including excess tax benefits or shortfalls related to exercise and/or vesting of share-based awards that are recorded in earnings as discrete items in the reporting period in which they occur.
(7)Represents the tax effect of the total adjustments. We calculate the tax effect of the total adjustments on a discrete basis excluding any non-recurring and unusual tax items.
(8)For the first half of fiscal 2026 and the first half of fiscal 2025, there is no difference in the weighted-average shares outstanding used to calculate the basic and diluted GAAP net loss per share due to the Company's net loss.
(9)To calculate diluted adjusted earnings per share, we adjusted the weighted-average shares outstanding for the dilutive effect of all potential shares of common stock.